UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 16, 2012

HARSCO CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-03970	23-1483991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (717) 763-7064

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

I.
On December 22, 2011, Harsco Corporation (the “Company”) filed a Current Report on Form 8-K reporting certain changes that the Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Director’s made to the Company's 2012 Annual Incentive Plan (the "2012 AIP"), in which the Company's named executive officers and certain other executives were expected to participate for 2012.

On March 16, 2012, the Committee approved a revised 2012 AIP.  For 2012, the revised 2012 AIP will operate substantially as it has operated in past years, using Economic Value Added (“EVA®”) at the overall company and business unit levels as its performance metric.  Participants will be able to earn up to 200% of their target awards under the revised 2012 AIP based on actual achievement measured against the performance goals.  Target awards for the Company's named executive officers are materially consistent with their award targets under the Company's prior annual incentive plans.

II.
On March 16, 2012, the Board of Directors, on the recommendation of the Committee, approved grants of stock appreciation rights (“SARs”) to certain of the Company’s employees and officers, including the Company’s current named executive officers as set forth below:

Name	Title	Stock Appreciation Rights
S. J. Schnoor	Senior Vice President, Chief Financial Officer and Treasurer	63,319
G. J. Claro	Executive Vice President and Group Chief Executive Officer, Harsco Metals & Minerals	86,343
I. J. Harrington	Executive Vice President and Group Chief Executive Officer, Harsco Infrastructure	70,354

The SARs have a term of ten years, vest in annual 20% increments on the first five anniversaries of the date of grant and have a strike price of $23.73 per SAR.  All SARs granted to these individuals will be settled in Company shares upon exercise.  All SARs were granted in accordance with the terms and conditions of the Company’s 1995 Executive Incentive Compensation Plan, as amended and restated to date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION
(Registrant)

DATE	March 22, 2012	/s/ Mark E. Kimmel
Mark E. Kimmel
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary